Exhibit 99.1

Cephalon Appoints J. Kevin Buchi as Chief Executive Officer and Member of Cephalon Board of Directors

Frazer, PA — December 23, 2010 — Cephalon, Inc. (Nasdaq: CEPH) announced today that its Board of Directors has appointed J. Kevin Buchi as Chief Executive Officer and a member of the company’s Board. The Board will address the role of company Chairman in the future. William P. Egan will continue to serve as Cephalon’s independent Presiding Director.

“Kevin is an experienced pharmaceutical executive who has been involved in every aspect of running our business,” said Mr. Egan. “Over the course of many years, Kevin worked closely with Frank Baldino, Jr., to create the company that we know today, and he has the passion, leadership skills, organizational abilities and unwavering commitment to patients that are critical to ensuring Cephalon’s continued growth and success. He is the clear choice to lead our company.”

Mr. Buchi, who has been with Cephalon for almost 20 years, assumed day-to-day chief executive responsibilities for the company in August 2010. He previously served as a member of the Cephalon executive management team in the roles of Chief Operating Officer and Chief Financial Officer. Additionally, for the last seven years, he has led the business development function with responsibility for mergers, acquisitions and in-licensing of products.

Commenting on his appointment as CEO, Mr. Buchi said, “I am honored to be named Chief Executive Officer and to continue the work of Frank Baldino. I had the privilege to work with Frank as we crafted the strategy for leading and growing Cephalon. I intend to continue the same strategic course for the company.” Mr. Buchi added, “Cephalon is an extraordinary company with one of the most robust pipelines in the industry focused on patients suffering from rare disorders and diseases for which there are no cures. We have expanded our global footprint dramatically in the last few years. I am confident that our diverse product portfolio, rich pipeline and global presence position us well for long-term growth and success.”

About J. Kevin Buchi

J. Kevin Buchi was appointed Chief Operating Officer of Cephalon in 2010. In this role, he managed the company’s global sales and marketing functions, as well as product manufacturing, business development and investor relations.  From 1996 to 2009, Mr. Buchi served as Chief Financial Officer and, from 2004, head of business development for the company. At various times in his career at Cephalon, Mr. Buchi has had oversight of corporate finance, accounting, information systems, facilities, human resources and administration. Mr. Buchi joined Cephalon in 1991 as controller.

Mr. Buchi graduated from Cornell University with a Bachelor of Arts degree in chemistry. He was a synthetic organic chemist for the Eastman Kodak Company before going on to obtain a master’s degree in management from the J.L. Kellogg Graduate School of Management at Northwestern University. He worked for a large public accounting firm before beginning his career in the pharmaceutical industry with E.I. du Pont de Nemours and Company in 1983. He is a certified public accountant.

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Media Contacts:

Cephalon:

Fritz Bittenbender

Vice President, Public Affairs

T: 610-883-5855

C: 610-457-7041

fbittenb@cephalon.com

Chip Merritt

Vice President, Investor Relations

T: 610-738-6376

cmerritt@cephalon.com